Exhibit 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                                   ROEX, INC.



                                       I.

The name of this corporation is ROEX, INC.


                                       II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

The name and address in the State of California of this corporation's initial agent for service of process is: William M. McCarty, 3067 Fifth Avenue, San Diego, CA 92103.


                                       IV.

This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 25,000.


                                         /s/ LEWIS E. LAUGHLIN
                                             -------------------------------
                                             Lewis E. Laughlin, Incorporator

1914138

ENDORSED-FILED
In the office of the Secretary of
State of the State of California

October 5, 1994

TONY MILLER, Acting Secretary of State

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION


Rodney H. Burreson and Derek Burreson certify that:


1. They are the president and secretary, respectively, of Roex Inc., a California corporation.


2. Article IV of the articles of incorporation of this corporation is amended to read as follows:

                                       "IV

         "The total number of shares which this corporation shall be authorized to issue is: 55,000,000. Said shares shall be in two (2) classes to be designated Common shares and Preferred shares. The total number of Common shares authorized shall be 50,000,000, no par value per share; and the total number of Preferred shares shall be 5,000,000 at $.01 par value per share.

         "The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."


3. the foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 5,238,584. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  September 22, 1999




/s/ RODNEY H. BURRESON
    ------------------------------
    Rodney H. Burreson, President



/s/ DEREK BURRESON
    ----------------------------
    Derek Burreson, Secretary